Exhibit 99.1 Energizer Holdings, Inc. 8235 Forsyth Boulevard Suite 100 St. Louis, MO 63105
FOR IMMEDIATE RELEASE	Company Contact
November 18, 2025	Jon Poldan Vice President, Treasurer & Investor Relations 314-985-2349 Jonathan.Poldan@energizer.com

Energizer Holdings, Inc. Announces Fiscal 2025 Fourth Quarter and Full Year Results
and Financial Outlook for Fiscal 2026

Full Year Results
•Net sales increased 2.3% driven by Acquisition Net sales of $63.6 million and Organic Net sales growth of 0.7%(1)
•Reported EPS of $3.32 & Adjusted EPS of $3.52, an increase of 6% on an adjusted basis (1)
•Net earnings of $239.0 million & Adjusted EBITDA of $623.6 million (1)
•Project Momentum surpassed over $200 million in savings during the three-year program
•Extending Project Momentum to a fourth year, with a focus on ongoing tariff mitigation, increasing operational efficiency and the integration of the APS business

Fourth Quarter Results
•Net sales increased 3.4% to $832.8 million driven by Acquisition Net sales of $42.8 million partially offset by Organic Net sales decline of 2.2%(1)
•Reported EPS of $0.50 & Adjusted EPS of $1.05(1)

St. Louis —November 18, 2025—Energizer Holdings, Inc. (NYSE: ENR) today announced results for the fourth fiscal quarter and full fiscal year, which ended September 30, 2025.

“Energizer delivered strong earnings in Fiscal 2025 by staying agile and focused in a volatile environment,” said Mark LaVigne, Chief Executive Officer. “We adjusted quickly, found opportunities, and executed with discipline to deliver a strong year. As we begin Fiscal 2026, we are operating through a period of transition, with the first quarter more heavily affected by temporary tariff costs and mitigation efforts. However, we have responded decisively. By extending Project Momentum and accelerating integration efforts, we will preserve margins and build flexibility to invest in future growth. With resilient categories, trusted brands, and a clear strategy, we are well-positioned to build on our success and accelerate performance as the year progresses.”

__________________
(1) See Press Release attachments and supplemental schedules for additional information, including the GAAP to Non-GAAP reconciliations.

Top-Line Performance

Net sales were $832.8 million for the fourth fiscal quarter compared to $805.7 million in the prior year period and $2,952.7 million for the fiscal year compared to $2,887.0 million for the prior fiscal year.

	Fourth Quarter	% Chg	Full Fiscal Year	% Chg
Net sales - FY'24	$805.7		$2,887.0
Organic	(17.4)	(2.2)%	19.8	0.7%
Acquisition impact	42.8	5.3%	63.6	2.2%
Change in highly inflationary markets	(2.8)	(0.3)%	(5.3)	(0.2)%
Impact of currency	4.5	0.6%	(12.4)	(0.4)%
Net sales - FY'25	$832.8	3.4%	$2,952.7	2.3%

For the fourth fiscal quarter, organic Net sales decreased 2.2% from the prior year due to the following items: (1)

•Volumes declined 2.9% due to softer consumer demand, primarily in North America, partially offset by growth in e-commerce and international markets in Batteries & Lights, and new innovation and expanded distribution in Auto Care.

•Partially offsetting the volume declines were pricing increases of 0.7% driven by innovation and tariffs across both segments.

For the fiscal year, organic Net sales increased 0.7% due to the following items: (1)

•Volumes grew 1.5% driven by new and expanded distribution and growth in e-commerce, as well as new innovation in Auto Care, partially offset by lower back-half category volumes as softer consumer demand impacted both segments.

•Offsetting the volume growth were pricing declines of 0.8% driven by planned strategic pricing and promotional investments partially offset by innovation and tariff pricing.

Gross Margin

Gross margin percentage on a reported basis for the fourth fiscal quarter was 36.6%, versus 38.1% in the prior year quarter. Excluding the current and prior year restructuring costs, network transition costs and integration costs, Adjusted Gross margin was 38.5%, down 370 basis points from the prior year quarter.(1)

Gross margin percentage on a reported basis for fiscal 2025 was 41.7%, versus 38.3% in the prior year. Excluding the FY23 & FY24 production credits recorded in the current year, the current and prior year restructuring costs, network transition costs and integration costs, Adjusted Gross margin was 40.9% and consistent with prior year.(1)

	Fourth Quarter	Full Fiscal Year

Gross margin - FY'24 Reported	38.1%	38.3%
Prior year impact of restructuring, network transition and integration costs	4.1%	2.6%
Adjusted Gross margin - FY'24 (1)	42.2%	40.9%
FY25 production credits	1.0%	1.4%
Project Momentum initiatives	0.7%	1.7%
Pricing	0.4%	(0.5)%
Product cost impacts	(2.2)%	(1.4)%
Tariffs	(2.1)%	(0.5)%
Acquisition impact	(1.0)%	(0.4)%
Currency impact, including highly inflationary markets	(0.5)%	(0.3)%
Gross margin - FY'25 Adjusted	38.5%	40.9%
Current year impact of restructuring, network transition and integration costs and FY23 & FY24 production credits	(1.9)%	0.8%
Gross margin - FY'25 Reported	36.6%	41.7%

Adjusted Gross margin declined in the fourth fiscal quarter driven by increased input costs from production inefficiencies associated with rebalancing our network and increased warehousing, distribution and tariff costs, as well as the lower margin profile of the APS business. These declines were partially offset by the FY25 production tax credit of $7.7 million and the Project Momentum initiatives, which delivered savings of approximately $6 million, as well as benefits from price increases implemented to offset tariff impacts.

Adjusted Gross margin was flat to fiscal 2024. The benefits from the FY25 production credit of $41.6 million and the Project Momentum initiatives, which delivered savings of approximately $50 million, were fully offset by the full year impact from increased product costs from production inefficiencies associated with rebalancing our network and increased warehousing, distribution and tariff costs, as well as the lower margin profile of the APS business and the planned strategic pricing and promotional investments noted above.

Selling, General and Administrative Expense (SG&A)

SG&A for the fourth fiscal quarter was 15.4% of Net sales, or $128.2 million, as compared to 15.3% of Net sales, or $123.0 million, in the prior year when excluding restructuring and related costs, acquisition and integration costs and a litigation matter. The year-over-year increase was primarily driven by increased SG&A from the APS business of $7.3 million, increased investment in digital transformation and increased recycling fees. These increases were partially offset by savings from Project Momentum of approximately $4 million.(1)

SG&A for fiscal 2025 was $495.5 million, or 16.8% of Net sales, as compared to $473.1 million, or 16.4% of Net sales, in the prior year when excluding restructuring and related costs, acquisition and integration costs, and a litigation matter. The year-over-year increase was primarily driven by increased SG&A from the APS business of $11.8 million, increased investment in digital transformation and increased legal and recycling fees. This increase was partially offset by Project Momentum savings of approximately $14 million in the period.(1)

Advertising and Promotion Expense (A&P)

A&P was 4.1% of Net sales for the fourth fiscal quarter and 5.1% of Net sales for fiscal 2025. A&P spending in the prior year was 4.6% for the fourth fiscal quarter of 2024 and 5.0% for fiscal 2024. For the quarter, this was a decrease of 50 basis points, or $3.3 million and for fiscal 2025 this was an increase of 10 basis points or $8.0 million.

Earnings Per Share and Adjusted EBITDA	Fourth Quarter		Full Fiscal Year
(In millions, except per share data)	2025	2024	2025	2024
Net earnings	$34.9	$47.6	$239.0	$38.1
Diluted net earnings per common share	$0.50	$0.65	$3.32	$0.52

Adjusted net earnings(1)	$72.8	$89.3	$253.1	$241.3
Adjusted diluted net earnings per common share(1)	$1.05	$1.22	$3.52	$3.32
Adjusted EBITDA(1)	$171.2	$187.3	$623.6	$612.4

Currency neutral Adjusted diluted net earnings per common share(1)	$1.08		$3.59
Currency neutral Adjusted EBITDA(1)	$173.3		$629.4

The decline in net earnings in the fourth fiscal quarter was primarily driven by a current year non-cash pre-tax impairment charge of $5.9 million on certain proprietary formulas the Company no longer plans to utilize and the increase in the loss on extinguishment of debt. The increase in net earnings in fiscal 2025 was primarily driven by the current and prior year production credits of $120.9 million recorded in fiscal 2025. Fiscal 2024 was further impacted by the non-cash pre-tax impairment charge of $110.6 million.

For the fourth fiscal quarter, the decrease in Adjusted earnings and Adjusted EBITDA reflects the decrease in Gross margin due to the increased product costs and tariffs, as well as increased SG&A spending and unfavorable currency impacts, partially offset by Project Momentum savings, FY25 production tax credits and lower A&P spending. Adjusted earnings per share was further impacted by higher interest expense as the Company's overall debt balance has increased, partially offset by decreased tax expense.

For the full year, Adjusted net earnings per share and Adjusted EBITDA reflects improvement driven by Project Momentum, as well as the FY25 production credits, which were more than enough to offset the impacts of lower consumer demand and increased costs. Adjusted earnings per share further benefited from lower tax expense.

For the quarter, currency had an unfavorable pre-tax impact of $2.3 million, or $0.03 per share, and for fiscal 2025, currency had an unfavorable pre-tax impact of $6.0 million, or $0.07 per share.

Capital Allocation

•Operating cash flow for fiscal 2025 was $147.1 million. Fiscal 2025 free cash flow was $63.2 million, or 2.1% of Net sales.

•The Company repurchased 1.2 million shares of common stock for $27.1 million, or $22.49 per share during the fourth fiscal quarter. During fiscal 2025, the Company repurchased a total of 4.0 million shares of common stock at $22.42 per share.

•The Company paid dividends in the quarter of $21.3 million, or $0.30 per common share. Dividend payments for fiscal 2025 were $87.1 million, or $1.20 per common share.

•The Company refinanced $500.0 million of existing debt during the fourth quarter. The proceeds were used to redeem the 2027 6.50% notes and fully restore revolver capacity.

•Subsequent to year-end, the Company received a tax refund of $50.7 million, which included the fiscal 2024 production credit refund. The Company utilized these funds, as well as other funds, to pay down approximately $80.0 million of outstanding debt.

Financial Outlook and Assumptions for Fiscal 2026 (1)

For fiscal 2026, we expect organic Net sales to be flat to slightly up in both Batteries and Lights and Auto Care. Gross margin is expected to modestly decline, as the impact of tariffs will be largely offset through already executed pricing, production credits and productivity initiatives, with slight margin dilution from the inclusion of the APS business for the full year. As a result, we expect to deliver adjusted earnings per share for the full year in the range of $3.30 to $3.60 and Adjusted EBITDA in the range of $580 million to $610 million.

Our earnings cadence this year will be influenced by a challenging sales comparison and transitory costs, both of which are primarily impacting the first quarter. Following the first quarter, we expect to generate double digit Adjusted earnings per share growth over the remainder of the year. For the first quarter, we expect organic Net sales to decline high-single digits and Adjusted earnings per share to be in the range of $0.20 to $0.30.

Webcast Information
In conjunction with this announcement, the Company posted prepared comments under the Investor/Events & Presentation section of the Company website and will hold an investor conference call beginning at 10:00 a.m. eastern time today. The call will focus on fourth quarter and fiscal 2025 financial results and the financial outlook for fiscal 2026. All interested parties may access a live webcast of this conference call at www.energizerholdings.com, under "Investors" and "Events and Presentations" tabs or by using the following link:
https://app.webinar.net/weKgmMqmP4p
For those unable to participate during the live webcast, a replay will be available on www.energizerholdings.com, under "Investors," "Events and Presentations," and "Past Events" tabs.
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This document contains both historical and forward-looking statements. Forward-looking statements are not based on historical facts but instead reflect our expectations, estimates or projections concerning future results or events, including, without limitation, the future sales, gross margins, costs, earnings, cash flows, tax rates and performance of the Company. These statements generally can be identified by the use of forward-looking words or phrases such as "believe," "expect," "expectation," "anticipate," "may," "could," "will," "intend," "belief," "estimate," "plan," "target," "predict," "likely," "should," "forecast," "outlook," or other similar words or phrases. These statements are not guarantees of performance and are inherently subject to known and unknown risks, uncertainties and assumptions that are difficult to predict and could cause our actual results to differ materially from those indicated by those statements. We cannot assure you that any of our expectations, estimates or projections will be achieved. The forward-looking statements included in this document are only made as of the date of this document and we disclaim any obligation to publicly update any forward-looking statement to reflect subsequent events or circumstances. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Numerous factors could cause our actual results and events to differ materially from those expressed or implied by forward-looking statements, including, without limitation:

•Global economic and financial market conditions beyond our control might materially and negatively impact us.
•Competition in our product categories might hinder our ability to execute our business strategy, achieve profitability, or maintain relationships with existing customers.
•Changes in the retail environment and consumer preferences could adversely affect our business, financial condition and results of operations.
•We must successfully manage the demand, supply, and operational challenges brought on by any disease outbreak, including epidemics, pandemics, or similar widespread public health concerns.
•Loss or impairment of the reputation of our Company or our leading brands or failure of our marketing plans could have an adverse effect on our business.
•Loss of any of our principal customers could significantly decrease our sales and profitability.
•Our ability to meet our growth targets depends on successful product, marketing and operations innovation and successful responses to competitive innovation and changing consumer habits.
•We are subject to risks related to our international operations, including tariffs and currency fluctuations, which could adversely affect our results of operations.
•If we fail to protect our intellectual property rights, competitors may manufacture and market similar products, which could adversely affect our market share and results of operations.
•Changes in production costs, including raw material prices and transportation costs, from inflation or otherwise, have adversely affected, and in the future could erode, our profit margins and negatively impact operating results.
•Our reliance on certain significant suppliers subjects us to numerous risks, including possible interruptions in supply, which could adversely affect our business.
•Our business is vulnerable to the availability of raw materials, our ability to forecast customer demand and our ability to manage production capacity.
•The manufacturing facilities, supply channels or other business operations of the Company and our suppliers may be subject to disruption from events beyond our control.
•The Company's future results may be affected by its operational execution, including its ability to achieve cost savings as a result of any current or future restructuring events.

•If our goodwill and indefinite-lived intangible assets become impaired, we will be required to record impairment charges, which may be significant.
•A failure of a key information technology system could adversely impact our ability to conduct business.
•We rely significantly on information technology and any inadequacy, interruption, theft or loss of data, malicious attack, integration failure, failure to maintain the security, confidentiality or privacy of sensitive data residing on our systems or other security failure of that technology could harm our ability to effectively operate our business and damage the reputation of our brands.
•We may not be able to attract, retain and develop key employees, as well as effectively manage human capital resources.
•We have significant debt obligations that could adversely affect our business.
•Our credit ratings are important to our cost of capital.
•We may experience losses or be subject to increased funding and expenses related to our pension plans.
•The estimates and assumptions on which our financial projections are based may prove to be inaccurate, which may cause our actual results to materially differ from our projections, which may adversely affect our future profitability, cash flows and stock price.
•If we pursue strategic acquisitions, divestitures or joint ventures, we might experience operating difficulties, dilution, and other consequences that may harm our business, financial condition, and operating results, and we may not be able to successfully consummate favorable transactions or successfully integrate acquired businesses.
•Our business involves the potential for product liability claims, labeling claims, commercial claims and other legal claims against us, which could affect our results of operations and financial condition and result in product recalls or withdrawals.
•Our business is subject to increasing government regulations in both the U.S. and abroad that could impose material costs.
•Increased focus by governmental and non-governmental organizations, customers, consumers and shareholders on environmental, social and governance (ESG) issues, including those related to sustainability and climate change, may have an adverse effect on our business, financial condition and results of operations and damage our reputation.
•We are subject to environmental laws and regulations that may expose us to significant liabilities and have a material adverse effect on our results of operations and financial condition.
•Section 45X of the Internal Revenue Code contains production tax credits for certain battery components. Our ability to benefit from Section 45X production tax credits is not guaranteed and is dependent upon the federal government's ongoing implementation, guidance, regulations, or rulemakings.
In addition, other risks and uncertainties not presently known to us or that we consider immaterial could affect the accuracy of any such forward-looking statements. The list of factors above is illustrative, but by no means exhaustive. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. Additional risks and uncertainties include those detailed from time to time in our publicly filed documents, including those described under the heading “Risk Factors” in our Form 10-K filed with the Securities and Exchange Commission on November 19, 2024 and in our Form 10-Q filed August 4, 2025.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(Condensed)
(In millions, except per share data - Unaudited)

	Quarter Ended September 30,		Twelve Months Ended September 30,
	2025	2024	2025	2024

Net sales	$832.8	$805.7	$2,952.7	$2,887.0
Cost of products sold (1)	528.4	498.9	1,720.0	1,782.7
Gross profit	304.4	306.8	1,232.7	1,104.3
Selling, general and administrative expense (1)	136.8	146.1	532.4	526.3
Advertising and promotion expense	34.1	37.4	151.7	143.7
Research and development expense	8.3	8.5	32.6	31.6
Amortization of intangible assets	14.6	14.7	58.7	58.2
Impairment of intangible assets (2)	5.9	—	5.9	110.6
Interest expense	40.3	37.8	154.3	155.7
Loss on extinguishment/modification of debt (3)	6.8	0.3	12.1	2.4
Other items, net (1) (4)	4.2	2.5	0.9	22.0
Earnings before income taxes	53.4	59.5	284.1	53.8
Income tax expense	18.5	11.9	45.1	15.7
Net earnings	$34.9	$47.6	$239.0	$38.1

Basic net earnings per common share	$0.51	$0.66	$3.37	$0.53
Diluted net earnings per common share	$0.50	$0.65	$3.32	$0.52

Weighted average shares of common stock - Basic	68.4	71.8	70.9	71.8
Weighted average shares of common stock - Diluted	69.5	73.0	72.0	72.7

(1) See the attached Supplemental Schedules - Non-GAAP Reconciliations, which break out the Project Momentum restructuring and related costs, Network transition costs, FY23 & FY24 production tax credits, Acquisition and integration related costs, and Litigation matters recorded included within these lines.

(2) The non-cash impairment of intangible assets for the quarter and twelve months ended September 30, 2025 related to impairing the remaining book value of certain proprietary formulas the Company plans to no longer utilize. The non-cash Impairment of intangible assets for the twelve months ended September 30, 2024 related to the Company's Rayovac trade name impairment of $85.2 million and Varta trade name impairment of $25.4 million.

(3) The Loss on extinguishment/modification of debt for the quarter ended September 30, 2025 related to the Company's September 2025 redemption of the $300.0 million Senior Notes due in 2027. The loss for the twelve months ended September 30, 2025 also included the refinancing and extension of the Company's $760 million term loan and $500 million credit facility completed earlier in the year. The Loss on extinguishment/modification of debt for the quarter and twelve months ended September 30, 2024 related to the early repayment of term loan during the respective periods, as well as the term loan repricing during the prior year.

(4) During December 2023, a new president was inaugurated in Argentina bringing significant economic reform to the country including devaluing the Argentine Peso by 50% in the month of December (the "December 2023 Argentina Economic Reform"). As a result of this reform and devaluation, the Company has recorded $22.0 million of currency exchange and related losses within Other items, net for the twelve months ended September 30, 2024.

ENERGIZER HOLDINGS, INC.
CONSOLIDATED BALANCE SHEETS
(Condensed)
(In millions - Unaudited)

	SEPTEMBER 30,
	2025	2024
Assets
Current assets
Cash and cash equivalents	$236.2	$216.9
Trade receivables	404.2	441.3
Inventories	781.2	657.3
Other current assets	257.5	163.4
Total current assets	$1,679.1	$1,478.9
Property, plant and equipment, net	403.0	380.1
Operating lease assets	93.2	94.7
Goodwill	1,051.2	1,046.0
Other intangible assets, net	1,005.5	1,070.9
Deferred tax asset	166.6	145.8
Other assets	158.1	126.0
Total assets	$4,556.7	$4,342.4
Liabilities and Shareholders' Equity
Current liabilities
Current maturities of long-term debt	$8.6	$12.0
Current portion of finance leases	1.5	0.6
Notes payable	13.7	2.1
Accounts payable	402.2	433.1
Current operating lease liabilities	16.2	18.2
Other current liabilities	352.8	353.8
Total current liabilities	$795.0	$819.8
Long-term debt	3,407.9	3,193.0
Operating lease liabilities	84.8	82.4
Deferred tax liability	6.1	8.3
Other liabilities	93.0	103.1
Total liabilities	$4,386.8	$4,206.6
Shareholders' equity
Common stock	0.8	0.8
Additional paid-in capital	603.5	667.6
Retained earnings/(losses)	87.0	(128.4)
Treasury stock	(295.8)	(223.6)
Accumulated other comprehensive loss	(225.6)	(180.6)
Total shareholders' equity	$169.9	$135.8
Total liabilities and shareholders' equity	$4,556.7	$4,342.4

ENERGIZER HOLDINGS, INC.
CONSOLIDATED STATEMENT OF CASH FLOWS
(Condensed)
(In millions - Unaudited)

	FOR THE YEARS ENDED SEPTEMBER 30,
	2025	2024
Cash Flow from Operating Activities
Net earnings	$239.0	$38.1
Adjustments to reconcile net earnings to net cash flow from operations:
Non-cash integration and restructuring charges	15.5	13.0
Impairment of intangible assets	5.9	110.6
Depreciation and amortization	126.7	120.5
Deferred income taxes	(16.6)	(43.3)
Share-based compensation expense	25.6	23.1
Gain on sale of real estate	—	(4.4)
Loss on extinguishment on debt	7.9	2.4
Foreign currency exchange loss included in income	1.6	32.1
Non-cash items included in income, net	11.9	17.8
Production tax credits	(120.9)	—
Other, net	(9.3)	(2.2)
Changes in assets and liabilities used in operations, net of acquisitions
Decrease in accounts receivable, net	32.9	71.8
Increase in inventories	(88.6)	(4.0)
Increase in other current assets	(12.2)	(0.1)
(Decrease)/increase in accounts payable	(60.0)	62.2
Decrease in other current liabilities	(12.3)	(8.0)
Net cash from operating activities	147.1	429.6
Cash Flow from Investing Activities
Capital expenditures	(83.9)	(97.9)
Proceeds from sale of assets	—	7.3
Acquisitions, net of cash acquired	(14.3)	(22.4)
Purchase of available-for-sale securities	—	(5.2)
Proceeds from sale of available-for-sale securities	—	4.2
Net cash used by investing activities	(98.2)	(114.0)
Cash Flow from Financing Activities
Cash proceeds from issuance of debt with original maturities greater than 90 days	698.0	—
Payments on debt with maturities greater than 90 days	(523.5)	(200.8)
Net decrease in debt with maturities 90 days or less	(0.1)	(6.2)
Debt issuance costs	(13.6)	(0.9)
Premiums paid on extinguishment of debt	(4.9)	—
Payment of acquisition indemnification hold back	(0.5)	—
Dividends paid on common stock	(87.1)	(87.4)
Common stock repurchased	(89.7)	—
Taxes paid for withheld share-based payments	(7.7)	(5.0)
Net cash used by financing activities	(29.1)	(300.3)

Effect of exchange rate changes on cash, cash equivalents and restricted cash	(0.5)	(21.7)

Net increase/(decrease) in cash, cash equivalents and restricted cash	19.3	(6.4)
Cash, cash equivalents and restricted cash, beginning of period	216.9	223.3
Cash, cash equivalents and restricted cash, end of period	$236.2	$216.9

ENERGIZER HOLDINGS, INC.
Supplemental Schedules
Introduction to the Reconciliation of GAAP and Non-GAAP Measures
For the Quarter and Twelve Months ended September 30, 2025

The Company reports its financial results in accordance with accounting principles generally accepted in the U.S. ("GAAP"). However, management believes that certain non-GAAP financial measures provide users with additional meaningful comparisons to the corresponding historical or future period, and are used for management incentive compensation. These non-GAAP financial measures exclude items that are not reflective of the Company's on-going operating performance, such as restructuring and related costs, network transition costs, acquisition and integration costs, a litigation matter, FY23 & FY24 production credits, impairment of intangible assets, the loss on extinguishment/modification of debt, and the December 2023 Argentina Economic Reform. In addition, these measures help investors to analyze year over year comparability when excluding currency fluctuations as well as other Company initiatives that are not on-going. We believe these non-GAAP financial measures are an enhancement to assist investors in understanding our business and in performing analysis consistent with financial models developed by research analysts. Investors should consider non-GAAP measures in addition to, not as a substitute for, or superior to, the comparable GAAP measures. In addition, these non-GAAP measures may not be the same as similar measures used by other companies due to possible differences in methods and in the items being adjusted.

We provide the following non-GAAP measures and calculations, as well as the corresponding reconciliation to the closest GAAP measure in the following supplemental schedules:

Segment Profit. This amount represents the operations of our two reportable segments including allocations for shared support functions. General corporate and other expenses, amortization expense, impairment of intangible assets, interest expense, loss on extinguishment/modification of debt, other items, net, restructuring and related costs, network transition costs, FY23 & FY24 production credits, a litigation matter, and acquisition and integration costs have all been excluded from segment profit.

Adjusted Net Earnings and Adjusted Diluted Net Earnings Per Common Share (EPS). These measures exclude the impact of restructuring and related costs, network transition costs, FY23 & FY24 production credits, impairment of intangible assets, costs related to acquisition and integration, a litigation matter, the loss on extinguishment/modification of debt, and the December 2023 Argentina Economic Reform.

Non-GAAP Tax Rate. This is the tax rate when excluding the pre-tax impact of restructuring and related costs, network transition costs, impairment of intangible assets, costs related to acquisition and integration, FY23 & FY24 production credits, a litigation matter, the loss on extinguishment/modification of debt, and the December 2023 Argentina Economic Reform, as well as the related tax impact for these items, calculated utilizing the statutory rate for the jurisdiction where the impact was incurred.

Organic. This is the non-GAAP financial measurement of the change in Net sales or segment profit that excludes or otherwise adjusts for the Acquisition impact, Change in highly inflationary markets and Impact of currency from the changes in foreign currency exchange rates as defined below:

Acquisition impact. The Company completed the Advanced Power Solutions acquisition on May 2, 2025. These adjustments include the impact of the operations associated with the acquired branded battery business. The Company will be working to transition from these branded business to legacy brands by December 31, 2025. This does not include the impact of acquisition and integration costs associated with this acquisition.
Change in highly inflationary markets. The Company is presenting separately all changes in sales and segment profit from our Egypt and Argentina affiliates due to the designation of the economies as highly inflationary as of October 1, 2024 and July 1, 2018, respectively.
Impact of currency. The Company evaluates the operating performance of our Company on a currency neutral basis. The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes (gains)/losses of currency hedging programs, and it excludes highly inflationary markets.
Adjusted Comparisons. Detail for adjusted gross profit, adjusted gross margin, adjusted SG&A and adjusted SG&A as percent of sales and adjusted Other items, net are also supplemental non-GAAP measure disclosures. These measures exclude the impact of restructuring and related costs, network transition costs, acquisition and integration costs, FY23 & FY24 production credits, a litigation matter, and the December 2023 Argentina Economic Reform.

EBITDA and Adjusted EBITDA. EBITDA is defined as net earnings before income tax provision, interest, the loss on extinguishment/modification of debt, and depreciation and amortization. Adjusted EBITDA further excludes the impact of the costs related to restructuring, network transition costs, FY23 & FY24 production credits, a litigation matter, and the December 2023 Argentina Economic Reform, impairment of intangible assets, acquisition and integration costs, and share based payments.

Free Cash Flow. Free Cash Flow is defined as net cash provided by operating activities reduced by capital expenditures, net of the proceeds from asset sales.

Net Debt. Net Debt is defined as total Company debt, less cash and cash equivalents.

Currency-neutral. Currency-neutral excludes the Impact of currency as defined above on key measures. Highly inflationary markets are excluded from this calculation.

Energizer Holdings, Inc.
Supplemental Schedules - Segment Information and Supplemental Sales Data
For the Quarter and Twelve Months ended September 30, 2025
(In millions, except per share data - Unaudited)

Operations for Energizer are managed via two product segments: Batteries & Lights and Auto Care. Energizer’s operating model includes a combination of standalone and shared business functions between the product segments, varying by country and region of the world. Shared functions include the sales and marketing functions, as well as human resources, IT and finance shared service costs. Energizer applies a fully allocated cost basis, in which shared business functions are allocated between segments. Such allocations are estimates, and may not represent the costs of such services if performed on a standalone basis. Segment sales and profitability, as well as the reconciliation to earnings before income taxes for the quarters and twelve months ended September 30, 2025 and 2024 are presented below:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Net sales	2025	2024	2025	2024
Batteries & Lights	$677.2	$651.6	$2,332.7	$2,259.5
Auto Care	155.6	154.1	620.0	627.5
Total Net sales	$832.8	$805.7	$2,952.7	$2,887.0
Segment Profit
Batteries & Lights	$151.8	$179.5	$542.2	$554.8
Auto Care	25.8	20.0	105.6	94.1
Total segment profit	$177.6	$199.5	$647.8	$648.9
General corporate and other expenses (1)	(27.9)	(28.7)	(118.9)	(115.3)
Restructuring and related costs (2)	(22.8)	(27.1)	(68.7)	(91.7)
Network transition costs (3)	(2.1)	(11.7)	(19.7)	(11.7)
Acquisition and integration costs (2)	(1.4)	(2.3)	(6.2)	(7.2)
FY23 & FY24 production credits (4)	(0.5)	—	78.0	—
Amortization of intangible assets	(14.6)	(14.7)	(58.7)	(58.2)
Impairment of intangible assets	(5.9)	—	(5.9)	(110.6)
Litigation matter (5)	—	(13.7)	1.7	(13.7)
Interest expense	(40.3)	(37.8)	(154.3)	(155.7)
Loss on extinguishment/modification of debt	(6.8)	(0.3)	(12.1)	(2.4)
December 2023 Argentina economic reform (2)	—	—	—	(22.0)
Other items, net - Adjusted (6)	(1.9)	(3.7)	1.1	(6.6)
Total earnings before income taxes	$53.4	$59.5	$284.1	$53.8
(1) Recorded in SG&A on the Consolidated (Condensed) Statement of Earnings.
(2) See the Supplemental Schedules - Non-GAAP Reconciliations for the line items where these charges are recorded in the Consolidated (Condensed) Statement of Earnings.
(3) This represents incremental network transition costs, primarily related to freight and third-party packaging support, to maintain business continuity and service our customers as the Company decommissions certain facilities and relocates production and packaging lines as part of Project Momentum. These costs were recorded in Cost of products sold on the Consolidated (Condensed) Statement of Earnings.
(4) During fiscal 2025, the Company obtained reasonable assurance on the qualification of certain battery cell and manufacturing component product credits (production credits) eligibility under Section 45X of the Internal Revenue Code. This adjustment represents the estimated production credits retroactive to the start of the credit period and prior to the current year. These credits were recorded in Cost of products sold on the Consolidated (Condensed) Statement of Earnings.
(5) Litigation matter relates to a September 2024 Swiss court judgment against the Company which has now been resolved.
(6) See the Supplemental Non-GAAP reconciliation for the Other items, net reconciliation between the reported and adjusted balances.

Supplemental product information is presented below for depreciation and amortization:

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
Depreciation and amortization	2025	2024	2025	2024
Batteries & Lights	$14.3	$13.1	$54.9	$50.3
Auto Care	3.2	3.1	13.1	12.0
Total segment depreciation and amortization	17.5	16.2	68.0	62.3
Amortization of intangible assets	14.6	14.7	58.7	58.2
Total depreciation and amortization	$32.1	$30.9	$126.7	$120.5

Energizer Holdings, Inc.
Supplemental Schedules - GAAP EPS to Adjusted EPS Reconciliation
For the Quarter and Twelve Months ended September 30, 2025
(In millions, except for per share data- Unaudited)
The following tables provide a reconciliation of Net earnings and Diluted net earnings per common share to Adjusted net earnings and Adjusted diluted net earnings per share, which are non-GAAP measures.

	For the Quarter Ended September 30,		For the Twelve Months Ended September 30,
	2025	2024	2025	2024
Net earnings	34.9	47.6	239.0	38.1
Pre-tax adjustments
Restructuring and related costs (1)	$22.8	$27.1	$68.7	$91.7
Network transition costs (1)	2.1	11.7	19.7	11.7
Acquisition and integration (1)	1.4	2.3	6.2	7.2
FY23 & FY24 production credits (1)	0.5	—	(78.0)	—
Impairment of intangible assets	5.9	—	5.9	110.6
Litigation matter (1)	—	13.7	(1.7)	13.7
Loss on extinguishment/modification of debt	6.8	0.3	12.1	2.4
December 2023 Argentina Economic Reform (1)	—	—	—	22.0
Total adjustments, pre-tax	$39.5	$55.1	$32.9	$259.3
Total adjustments, after tax	$37.9	$41.7	$14.1	$203.2
Adjusted net earnings (2)	$72.8	$89.3	$253.1	$241.3

Diluted net earnings per common share	$0.50	$0.65	$3.32	$0.52
Adjustments
Restructuring and related costs	$0.33	$0.28	$0.80	$0.97
Network transition costs	0.03	0.12	0.22	0.12
Acquisition and integration	0.03	0.02	0.08	0.08
FY23 & FY24 production credits	0.01	—	(1.08)	—
Impairment of intangible assets	0.07	—	0.07	1.16
Litigation matter	—	0.14	(0.02)	0.14
Loss on extinguishment/modification of debt	0.08	0.01	0.13	0.03
December 2023 Argentina Economic Reform	—	—	—	0.30
Adjusted diluted net earnings per diluted common share	$1.05	$1.22	$3.52	$3.32

Weighted average shares of common stock - Diluted	69.5	73.0	72.0	72.7
(1) See Supplemental Schedules - Non-GAAP Reconciliation for where these costs are recorded on the unaudited Consolidated (Condensed) Statement of Earnings.

(2) The Effective tax rate for the Adjusted - Non-GAAP Net Earnings and Diluted EPS for the quarters ended September 30, 2025 and 2024 was 21.6% and 22.1%, respectively, and for the twelve months ended September 30, 2025 and 2024 was 20.2% and 22.9%, respectively, as calculated utilizing the statutory rate for the jurisdictions where the costs were incurred.

Energizer Holdings, Inc.
Supplemental Schedules - Currency Neutral Results
For the Quarter and Twelve Months Ended September 30, 2025
(In millions, except per share data - Unaudited)

	For the Quarter Ended			Prior Quarter Ended
	September 30, 2025				% Change	% Change
	As Reported	Impact of Currency(1)	Currency Neutral	September 30, 2024	As Reported Basis	Currency Neutral Basis
As Reported under GAAP
Diluted net earnings per common share	$0.50	$(0.03)	$0.53	$0.65	(23.1)%	(18.5)%
Net earnings	$34.9	$(1.8)	$36.7	$47.6	(26.7)%	(22.9)%

As Adjusted (non-GAAP)(2)
Adjusted diluted net earnings per common share	$1.05	$(0.03)	$1.08	$1.22	(13.9)%	(11.5)%
Adjusted EBITDA	$171.2	$(2.3)	$173.3	$187.3	(8.6)%	(7.5)%

	For the Twelve Months Ended			Prior Twelve Months Ended
	September 30, 2025				% Change	% Change
	As Reported	Impact of Currency(1)	Currency Neutral	September 30, 2024	As Reported Basis	Currency Neutral Basis
As Reported under GAAP
Diluted net earnings per common share	$3.32	$(0.07)	$3.39	$0.52	NM	NM
Net earnings	$239.0	$(4.8)	$243.8	$38.1	NM	NM

As Adjusted (non-GAAP)(2)
Adjusted diluted net earnings per common share	$3.52	$(0.07)	$3.59	$3.32	6.0%	8.1%
Adjusted EBITDA	$623.6	$(6.0)	$629.4	$612.4	1.8%	2.8%

(1) The Impact of Currency is the change in foreign currency exchange rates year-over-year on reported results, which is calculated by comparing the value of current year foreign operations at the current period USD exchange rate versus the value of current year foreign operations at the prior period USD exchange rate. The impact of currency also includes gains/(losses) of currency hedging programs, and it excludes highly inflationary markets.

(2) See supplemental schedules - Non-GAAP Reconciliations for full reconciliations of the Company's non-GAAP adjusted amounts.

NM - Percentages are not meaningful

Energizer Holdings, Inc.
Supplemental Schedules - Segment Sales
For the Quarter and Twelve Months Ended September 30, 2025
(In millions, except per share data - Unaudited)

Net sales
Batteries & Lights	Q1'25	% Chg	Q2'25	% Chg	Q3'25	% Chg	Q4'25	% Chg	FY '25	% Chg
Net sales - prior year	$617.8		$481.0		$509.1		$651.6		$2,259.5
Organic	24.9	4.0%	14.2	3.0%	2.5	0.5%	(18.2)	(2.8)%	23.4	1.0%
Acquisition impact	—	—%	—	—%	20.8	4.1%	42.8	6.6%	63.6	2.8%
Change in highly inflationary markets	(5.4)	(0.9)%	1.2	0.2%	1.4	0.3%	(2.8)	(0.4)%	(5.6)	(0.2)%
Impact of currency	(4.9)	(0.7)%	(8.4)	(1.7)%	1.3	0.2%	3.8	0.5%	(8.2)	(0.4)%
Net sales - current year	$632.4	2.4%	$488.0	1.5%	$535.1	5.1%	$677.2	3.9%	$2,332.7	3.2%

Auto Care
Net sales - prior year	$98.8		$182.3		$192.3		$154.1		$627.5
Organic	2.1	2.1%	(4.8)	(2.6)%	(1.7)	(0.9)%	0.8	0.5%	(3.6)	(0.6)%
Change in highly inflationary markets	0.1	0.1%	0.2	0.1%	—	—%	—	—%	0.3	—%
Impact of currency	(1.7)	(1.7)%	(2.8)	(1.6)%	(0.4)	(0.2)%	0.7	0.5%	(4.2)	(0.6)%
Net sales - current year	$99.3	0.5%	$174.9	(4.1)%	$190.2	(1.1)%	$155.6	1.0%	$620.0	(1.2)%

Total Net sales
Net sales - prior year	$716.6		$663.3		$701.4		$805.7		$2,887.0
Organic	27.0	3.8%	9.4	1.4%	0.8	0.1%	(17.4)	(2.2)%	19.8	0.7%
Acquisition impact	—	—%	—	—%	20.8	3.0%	42.8	5.3%	63.6	2.2%
Change in highly inflationary markets	(5.3)	(0.7)%	1.4	0.2%	1.4	0.2%	(2.8)	(0.3)%	(5.3)	(0.2)%
Impact of currency	(6.6)	(1.0)%	(11.2)	(1.7)%	0.9	0.1%	4.5	0.6%	(12.4)	(0.4)%
Net sales - current year	$731.7	2.1%	$662.9	(0.1)%	$725.3	3.4%	$832.8	3.4%	$2,952.7	2.3%

Segment Profit
Batteries & Lights	Q1'25	% Chg	Q2'25	% Chg	Q3'25	% Chg	Q4'25	% Chg	FY '25	% Chg
Segment Profit - prior year	$132.4		$113.5		$129.4		$179.5		$554.8
Organic	(6.5)	(4.9)%	(0.3)	(0.3)%	27.7	21.4%	(26.9)	(15.0)%	(6.0)	(1.1)%
Acquisition impact	—	—%	—	—%	0.4	0.3%	1.8	1.0%	2.2	0.4%
Change in highly inflationary markets	(3.5)	(2.6)%	0.3	0.3%	1.1	0.9%	(1.1)	(0.6)%	(3.2)	(0.6)%
Impact of currency	(3.1)	(2.4)%	(1.2)	(1.1)%	0.2	0.1%	(1.5)	(0.8)%	(5.6)	(1.0)%
Segment Profit - current year	$119.3	(9.9)%	$112.3	(1.1)%	$158.8	22.7%	$151.8	(15.4)%	$542.2	(2.3)%

Auto Care
Segment Profit - prior year	$6.9		$40.4		$26.8		$20.0		$94.1
Organic	14.7	213.0%	(3.5)	(8.7)%	—	—%	5.5	27.5%	16.7	17.7%
Change in highly inflationary markets	—	—%	0.1	0.2%	—	—%	0.1	0.5%	0.2	0.2%
Impact of currency	(1.1)	(15.9)%	(1.8)	(4.4)%	(2.7)	(10.1)%	0.2	1.0%	(5.4)	(5.7)%
Segment Profit - current year	$20.5	197.1%	$35.2	(12.9)%	$24.1	(10.1)%	$25.8	29.0%	$105.6	12.2%

Total Segment Profit
Segment Profit - prior year	$139.3		$153.9		$156.2		$199.5		$648.9
Organic	8.2	5.9%	(3.8)	(2.5)%	27.7	17.7%	(21.4)	(10.7)%	10.7	1.6%
Acquisition impact	—	—%	—	—%	0.4	0.3%	1.8	0.9%	2.2	0.3%
Change in highly inflationary markets	(3.5)	(2.5)%	0.4	0.3%	1.1	0.7%	(1.0)	(0.5)%	(3.0)	(0.5)%
Impact of currency	(4.2)	(3.0)%	(3.0)	(2.0)%	(2.5)	(1.6)%	(1.3)	(0.7)%	(11.0)	(1.6)%
Segment Profit - current year	$139.8	0.4%	$147.5	(4.2)%	$182.9	17.1%	$177.6	(11.0)%	$647.8	(0.2)%

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations
For the Quarter and Twelve Months Ended September 30, 2025
(In millions, except per share data - Unaudited)

Gross Profit	Q1'25	Q2'25	Q3'25	Q4'25	Q1'24	Q2'24	Q3'24	Q4'24	2025	2024
Net sales	$731.7	$662.9	$725.3	$832.8	$716.6	$663.3	$701.4	$805.7	$2,952.7	$2,887.0
Reported Cost of products sold	462.1	403.9	325.6	528.4	449.6	410.0	424.2	498.9	1,720.0	1,782.7
Gross profit	$269.6	$259.0	$399.7	$304.4	$267.0	$253.3	$277.2	$306.8	$1,232.7	$1,104.3
Gross margin	36.8%	39.1%	55.1%	36.6%	37.3%	38.2%	39.5%	38.1%	41.7%	38.3%
Adjustments
Restructuring and related costs	9.4	8.7	2.9	12.8	12.8	15.5	13.4	21.2	33.8	62.9
Network transition costs	14.0	2.7	0.9	2.1	—	—	—	11.7	19.7	11.7
Acquisition and integration costs	—	—	—	0.5	2.9	—	0.2	—	0.5	3.1
FY23 & FY24 Production credits	—	—	(78.5)	0.5	—	—	—	—	(78.0)	—
Cost of products sold - adjusted	438.7	392.5	400.3	512.5	433.9	394.5	410.6	466.0	$1,744.0	1,705.0
Adjusted Gross profit	$293.0	$270.4	$325.0	$320.3	$282.7	$268.8	$290.8	$339.7	$1,208.7	$1,182.0
Adjusted Gross margin	40.0%	40.8%	44.8%	38.5%	39.5%	40.5%	41.5%	42.2%	40.9%	40.9%

SG&A	Q1'25	Q2'25	Q3'25	Q4'25	Q1'24	Q2'24	Q3'24	Q4'24	2025	2024
Reported SG&A	$131.3	$136.0	$128.3	$136.8	$128.1	$122.5	$129.6	$146.1	$532.4	$526.3
Reported SG&A % of Net sales	17.9%	20.5%	17.7%	16.4%	17.9%	18.5%	18.5%	18.1%	18.0%	18.2%
Adjustments
Restructuring and related costs	10.9	9.2	5.1	7.7	9.6	7.9	9.8	7.1	32.9	34.4
Acquisition and integration costs	1.2	2.3	1.3	0.9	0.7	0.7	1.4	2.3	5.7	5.1
Litigation matter	—	—	(1.7)	—	—	—	—	13.7	(1.7)	13.7
SG&A Adjusted - subtotal	$119.2	$124.5	$123.6	$128.2	$117.8	$113.9	$118.4	$123.0	$495.5	$473.1
SG&A Adjusted % of Net sales	16.3%	18.8%	17.0%	15.4%	16.4%	17.2%	16.9%	15.3%	16.8%	16.4%

Other items, net	Q1'25	Q2'25	Q3'25	Q4'25	Q1'24	Q2'24	Q3'24	Q4'24	2025	2024
Interest income	$(1.2)	$(0.6)	$(0.2)	$(1.2)	$(5.6)	$(2.4)	$(1.4)	$(1.3)	$(3.2)	$(10.7)
Foreign currency exchange (loss)/gain	(3.8)	0.4	2.0	3.2	2.7	5.9	(0.3)	2.8	1.8	11.1
Pension benefit other than service costs	—	—	—	0.1	1.0	1.0	1.1	0.9	0.1	4.0
Other	—	0.3	0.1	(0.2)	0.9	—	—	1.3	0.2	2.2
Other items, net - Adjusted	$(5.0)	$0.1	$1.9	$1.9	$(1.0)	$4.5	$(0.6)	$3.7	$(1.1)	$6.6
Acquisition and integration - TSA income	—	—	—	—	(1.0)	—	—	—	—	(1.0)
December 2023 Argentina Economic Reform	—	—	—	—	21.0	1.0	—	—	—	22.0
Gain on sale of real estate (restructuring)	—	—	—	—	—	—	(3.7)	(0.7)	—	(4.4)
Restructuring and related costs	—	(0.3)	—	2.3	—	—	(0.7)	(0.5)	2.0	(1.2)
Total Other items, net	$(5.0)	$(0.2)	$1.9	$4.2	$19.0	$5.5	$(5.0)	$2.5	$0.9	$22.0

Restructuring and related costs	Q1'25	Q2'25	Q3'25	Q4'25	Q1'24	Q2'24	Q3'24	Q4'24	2025	2024
Cost of products sold - Restructuring costs	$9.4	$8.7	$2.9	$7.6	$12.8	$15.5	$13.4	$21.2	$28.6	$62.9
Cost of products sold - US operating efficiency project	—	—	—	5.2	—	—	—	—	$5.2	$—
SG&A - Restructuring costs	4.8	3.8	3.4	5.2	5.7	4.6	7.0	2.6	17.2	19.9
SG&A - IT Enablement	6.1	5.4	1.7	2.5	3.9	3.3	2.8	4.5	15.7	14.5
Other items, net	—	(0.3)	—	2.3	—	—	(4.4)	(1.2)	2.0	(5.6)
Total Restructuring and related costs	$20.3	$17.6	$8.0	$22.8	$22.4	$23.4	$18.8	$27.1	$68.7	$91.7

Acquisition and integration	Q1'25	Q2'25	Q3'25	Q4'25	Q1'24	Q2'24	Q3'24	Q4'24	2025	2024
Cost of products sold	$—	$—	$—	$0.5	$2.9	$—	$0.2	$—	$0.5	$3.1
SG&A	1.2	2.3	1.3	0.9	0.7	0.7	1.4	2.3	5.7	5.1
Other items, net	—	—	—	—	(1.0)	—	—	—	—	(1.0)
Acquisition and integration related items	$1.2	$2.3	$1.3	$1.4	$2.6	$0.7	$1.6	$2.3	$6.2	$7.2

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
For the Quarter and Twelve Months Ended September 30, 2025
(In millions, except per share data - Unaudited)

	Q1'25	Q2'25	Q3'25	Q4'25	FY 2025	Q4'24	FY2024
Net earnings	$22.3	$28.3	$153.5	$34.9	$239.0	$47.6	$38.1
Income tax provision	7.8	8.1	10.7	18.5	45.1	11.9	15.7
Earnings before income taxes	30.1	36.4	164.2	53.4	284.1	59.5	53.8
Interest expense	37.0	38.0	39.0	40.3	154.3	37.8	155.7
Loss on extinguishment/modification of debt	0.1	5.2	—	6.8	12.1	0.3	2.4
Depreciation & Amortization	31.8	30.9	31.9	32.1	126.7	30.9	120.5
EBITDA	99.0	110.5	235.1	132.6	577.2	128.5	332.4
Adjustments:
Restructuring and related costs	20.3	17.6	8.0	22.8	68.7	27.1	91.7
Network transitional costs	14.0	2.7	0.9	2.1	19.7	11.7	11.7
Acquisition and integration costs	1.2	2.3	1.3	1.4	6.2	2.3	7.2
FY23 & FY24 production credits	—	—	(78.5)	0.5	(78.0)	—	—
Litigation matter	—	—	(1.7)	—	(1.7)	13.7	13.7
Impairment of intangible assets	—	—	—	5.9	5.9	—	110.6
December 2023 Argentina Economic Reform	—	—	—	—	—	—	22.0
Share-based payments	6.2	7.2	6.3	5.9	25.6	4.0	23.1
Adjusted EBITDA	$140.7	$140.3	$171.4	$171.2	$623.6	$187.3	$612.4

	Twelve Months Ended September 30,
Free cash flow	2025	2024
Net cash from operating activities	$147.1	$429.6
Capital expenditures	(83.9)	(97.9)
Proceeds from sale of assets	—	7.3
Free cash flow	$63.2	$339.0

Net Debt	9/30/2025	9/30/2024
Current maturities of long-term debt	$8.6	$12.0
Current portion of finance leases	1.5	0.6
Notes payable	13.7	2.1
Long-term debt	3,407.9	3,193.0
Total debt per the balance sheet	$3,431.7	$3,207.7
Cash and cash equivalents	236.2	216.9
Net Debt	$3,195.5	$2,990.8

Energizer Holdings, Inc.
Supplemental Schedules - Non-GAAP Reconciliations cont.
Fiscal 2026 Outlook
(In millions, except per share data - Unaudited)

Fiscal 2026 Outlook Reconciliation - Adjusted earnings and Adjusted diluted net earnings per common share (EPS)
	Fiscal Q1 2026 Outlook						Fiscal Year 2026 Outlook
(in millions, except per share data)	Net earnings			EPS			Net earnings			EPS
Fiscal 2026 - GAAP Outlook	$(6)	to	$6	$(0.08)	to	$0.09	$172	to	$207	$2.45	to	$2.94
Impacts:
Restructuring and related costs	15		12	0.21		0.17	49		42	0.70		0.60
Loss on extinguishment of debt	1		1	0.01		0.01	2		1	0.03		0.01
Acquisition and integration costs	4		2	0.06		0.03	8		4	0.12		0.05
Fiscal 2026 - Adjusted Outlook	$14	to	$21	$0.20	to	$0.30	$231	to	$254	$3.30	to	$3.60

Fiscal 2026 Outlook Reconciliation - Adjusted EBITDA
(in millions, except per share data)
Net earnings	$172	to	$207
Income tax provision	16	to	57
Earnings before income taxes	$188	to	$264
Interest expense	155		145
Loss on extinguishment of debt	2		1
Amortization of intangible assets	55		50
Depreciation expense	75		65
EBITDA	$475	to	$525

Adjustments:
Restructuring and related costs	65		55
Acquisition and integration costs	10		5
Share-based payments	30		25
Adjusted EBITDA	$580	to	$610